Exhibit 99.1

ArrowMark Financial Corp. Announces Estimated May 2022 Net Asset Value and Announces the Appointment of ArrowMark Financial Corp. President, Dana Staggs

June 14, 2022

DENVER, June 14, 2022 (GLOBE NEWSWIRE) -- ArrowMark Financial Corp., (NASDAQ: BANX) (“ArrowMark Financial” or the “Company”), today announced that the Company’s May 31, 2022, estimated and unaudited Net Asset Value (“NAV”) was$21.34, down $0.02 from the prior month.

In addition, ArrowMark Financial announced the appointment of Dana Staggs as President. Mr. Staggs has more than 27 years of experience leading organizations. He has been with ArrowMark Partners for five years as a Managing Director, helping lead the private debt and equity investments strategy at the firm. Mr. Staggs has been working on the ArrowMark Financial Corp. team since 2020, focused on origination, diligence, and management of the investment portfolio.

Prior to joining ArrowMark Partners in 2017, Mr. Staggs worked in similar capacities at Goldman Sachs Asset Management and Barclays Bank PLC. He served over 10 years in the U.S. Navy attaining the rank of Lieutenant Commander after graduating from the United States Naval Academy.

“Dana has been contributing his expertise as a leader and his knowledge in corporate development and origination toArrowMark Financial Corp. for over two years. I am pleased to have Dana as an official member of the management team,” stated Sanjai Bhonsle, Chairman and CEO.

About ArrowMark Financial Corp.

ArrowMark Financial is an SEC registered non-diversified, closed-end investment company listed on the NASDAQ Global Select Market. ArrowMark Financial is managed by ArrowMark Asset Management, LLC. To learn more, visit ir.arrowmarkfinancialcorp.com.

Disclaimer and Risk Factors:

There is no assurance that ArrowMark Financial will achieve its investment objective. ArrowMark Financial is subject to numerous risks, including investment and market risks, management risk, income and interest rate risks, banking industry risks, preferred stock risk, convertible securities risk, debt securities risk, liquidity risk, valuation risk, leverage risk, non-diversification risk, credit and counterparty risks, market at a discount from net asset value risk and market disruption risk. Shares of closed-end investment companies may trade above (a premium) or below (a discount) their net asset value. Shares of ArrowMark Financial may not be appropriate for all investors. Investors should review and consider carefully ArrowMark Financial's investment objective, risks, charges and expenses. Past performance does not guarantee future results.

Contact:

Julie Muraco
Investor Relations
212-468-5441

Source: ArrowMark Financial Corp.